Exhibit 8.2

Hamilton & Babitts, CPAs

271 Route 46 West, Suite D-109

Fairfield, NJ 07004

973-276-0044 (phone)

973-276-3226 (fax)

______________, 2019

Board of Directors

Bogota Financial Corp.

Bogota Savings Bank

819 Teaneck Road

Teaneck, New Jersey, 07666

Re:  New Jersey Income Tax Consequences of Mutual Holding Company Reorganization

Dear Board Members:

PRELIMINARY STATEMENT

We have been requested by Bogota Savings Bank, a New Jersey chartered savings bank (the “Bank,” or “Stock Bank,” as the context requires), Bogota Financial, MHC, a to-be-formed New Jersey chartered Mutual Holding Company (“MHC”) that will own at least the majority of the common stock of Bogota Financial Corp., a newly-formed Maryland stock corporation (the “Holding Company”), to express our opinion concerning certain New Jersey income tax consequences relating to the reorganization of the Bank from a mutual savings bank into a mutual holding company structure (all steps in such reorganization are collectively referred to herein as the “Reorganization”) pursuant to that certain Plan of Mutual Holding Company Reorganization and Minority Stock Issuance (the “Plan of Reorganization”) of Bogota Savings Bank.

In rendering this opinion, we have assumed that the statement of the opinions issued by Bogota’s special counsel, Luse Gorman, PC, dated September 9, 2019 with respect to the federal income tax laws (“Federal Opinion Letter”), is in fact, an accurate statement of the federal income tax consequences of mutual holding company reorganization.

FACTS REGARDING THE REORGANIZATION

On September 9, 2019, the Board of Directors of the Bank unanimously adopted the Plan of Reorganization for the valid business purposes set forth therein, whereby the Bank will reorganize into the MHC structure pursuant to applicable law. The following steps are proposed to effect the Reorganization:

(i)	the Bank will organize a New Jersey-chartered interim stock savings bank as a wholly-owned subsidiary (“Interim One”);

(ii)	Interim One will organize a New Jersey-chartered interim stock savings bank as a wholly-owned subsidiary (“Interim Two”);

(iii)	Interim One will organize the Holding Company as a wholly-owned subsidiary;

(iv)

the Bank will convert the stock form and exchange its certificate of incorporation for a certificate of incorporation of a New Jersey stock savings bank and thereby become the Stock Bank (the “Conversion”), and Interim One will become the wholly-owned subsidiary of the Stock Bank. In the Conversion, the Bank depositors will constructively receive shares of common stock in Stock Bank in exchange for their mutual ownership interest in the Bank;

(v)

the shares of common stock of Interim One held by the Stock Bank will be cancelled and Interim One will exchange its certificate of incorporation for a New Jersey mutual holding company certificate of incorporation to become the MHC;

(vi)

concurrently with steps (iv) and (v), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting entity. The former depositors of the Bank will constructively exchange the common stock of the Stock Bank received in the Conversion for either an interest in the liquidation account or liquidation rights in the MHC, as well as limited voting rights in the MHC (the “351 Transaction”); and

(vii)	the MHC will contribute the common stock of the Stock Bank to the Holding Company, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company.

(viii)

Contemporaneously with the Reorganization, the Holding Company will offer less than 50% of its outstanding shares of common stock in the subscription offering and, if applicable, the Community Offering (steps (vii) and (viii) are referred to herein as the “Secondary 351 Transaction”).

Those persons who, as of the date of the Conversion, hold depository rights with respect to the Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the exchange will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions.

The principal purpose of the Reorganization is to reorganize the Bank into a corporate structure that enables it to access capital sources not available to mutual savings banks. The Holding Company will have the power to issue shares of capital stock (consisting of common and preferred stock) to persons other than the MHC, however, so long as the MHC is in existence, it must own a majority of the voting stock of the Holding Company. The Holding Company may issue any amount of non-voting stock to persons other than the MHC. No such non-voting stock will be issued as of the date of the Reorganization.

At the time of the Reorganization, the MHC will establish a liquidation account in the MHC and/or the Bank in an amount equal to the Bank’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering. The liquidation account will be maintained for the benefit of the eligible account holders who continue to maintain their deposit accounts at the Bank. Each eligible account holder shall, with respect to his or her deposit account, hold a related inchoate interest in a portion of the liquidation account balance in relation to his or her deposit account balance at the eligibility record date, or to such balance as it may subsequently be reduced, as provided in the Plan of Reorganization.

LAW AND ANALYSIS

A taxpayer’s entire net income for New Jersey Corporation Business Tax (CBT) is initially equal to its federal taxable income before net operating losses and special deductions. (N.J.R.S. §54:10A-4(k)). There are specified adjustments that must be made to federal taxable income to determine entire net income, however, none are pertinent here. (N.J.R.S. §54:10A-4).

The Federal Opinion Letter concludes that for federal income tax none of the transactions contemplated in the Reorganization will result in the recognition of taxable income or loss to the MHC, the Holding Company, Bank, Stock Bank, or depositors; that the basis and holding periods of the assets of the Bank will carryover to the Stock Bank in the Conversion; that the basis and holding periods of depositors in their ownership interests in the Bank will carryover to their ownership interests in the MHC; that the basis and holding periods of the MHC in its Stock Bank stock, which carried over from depositors basis and holding periods in their ownership interests in the Bank, will carryover to the Holding Company and that the MHC’s basis in its Holding Company shares will be increased by its basis in its Stock Bank stock.

OPINION

Based upon our review of the agreements and documents mentioned herein, and information provided and the federal tax opinion, it is our opinion that:

New Jersey Income Tax Consequences of the Conversion

1. To the extent that the Bank’s exchange of its certificate of incorporation for a New Jersey stock bank certificate of incorporation is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

2. To the extent that no gain or loss will be recognized under the Internal Revenue Code of 1986, as amended (the “Code”) by the Bank upon the transfer of its assets to the Stock Bank solely in exchange for shares of the Stock Bank common stock and the assumption by the Stock Bank of the liabilities of the Bank in the Conversion, there will be no gain or loss recognized for the New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

3. To the extent that no gain or loss will be recognized under the Code by the Stock Bank upon the receipt of the assets of the Bank in exchange for shares of the Stock Bank common stock in the Conversion, there will be no gain or loss recognized for the New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

4. To the extent the Stock Bank’s holding period in the assets received from the Bank will include the period during which such assets were held by the Bank, as allowed by the Code, such holding period should be the same for the New Jersey Corporation Business Tax since New Jersey does not differentiate between short term and long term gains.

5. To the extent the Stock Bank’s basis in the assets received from the Bank in the Conversion will be the same as the basis of such assets in the hands of the Bank immediately prior to the Conversion, as allowed by the Code, such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54A:5-1.c) (N.J.R.S. §54:10A-4(k)).

6. To the extent depositors will recognize no gain or loss under the Code upon the constructive receipt of the Stock Bank common stock solely in exchange for the ownership interests in the Bank in the Conversion, there will be no gain or loss recognized for the New Jersey Corporation Business Tax. (N.J.R.S. §54A:5-1.c) (N.J.R.S. §54:10A-4(k)).

7. To the extent the basis of the Stock Bank common stock to be constructively received by depositors in the Conversion, as allowed by the Code, will be the same as their basis in their ownership interests in the Bank surrendered in exchange therefore. Such treatment will be the same for the New Jersey Corporation Business Tax. (N.J.R.S. §54A:5-1.c) (N.J.R.S. §54:10A-4(k)).

8. To the extent depositors will recognize no gain or loss under the Code upon the transfer of the Stock Bank common stock they constructively receive solely in exchange for ownership interests in the MHC in the 351 Transaction, there will be no gain or loss recognized for the New Jersey Corporation Business Tax. (N.J.R.S. §54A:5-1.c).

9. To the extent depositors will recognize no gain or loss under the Code on the issuance to them of withdrawable deposit accounts in the Stock Bank, in exchange for their deposit accounts in the Bank. In addition, eligible account holders and supplemental eligible account holders will recognize no gain or loss under the Code upon the receipt of an interest in the liquidation account in the Stock Bank in exchange for their ownership interests in the Bank, such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54A:5-1.c) (N.J.R.S. §54:10A-4(k)).

10. To the extent gain is recognized, if any, by eligible account holders, supplemental eligible account holders, and other depositors under the Code on the distribution to them of nontransferable subscription rights to purchase shares of common stock but only in an amount not in excess of the fair market value of such subscription rights, such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54A:5-1.c) (N.J.R.S. §54:10A-4(k)).

11. To the extent depositors’ basis of the deposit accounts in the Stock Bank, as allowed by the Code, will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefore, such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54A:5-1.c) (N.J.R.S. §54:10A-4(k)).

12. To the extent that the exchange of the Stock Bank common stock constructively received by the depositors in exchange for the ownership interests in the MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code, such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54A:5-1.c) (N.J.R.S. §54:10A-4(k)).

13. To the extent depositors’ basis in the ownership interests in the MHC received in the 351 Transaction will be the same as the basis of depositors in the common stock of the Stock Bank transferred in exchange therefore, as allowed by the Code, such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54A:5-1.c) (N.J.R.S. §54:10A-4(k)).

14. To the extent the MHC will recognize no gain or loss under the Code upon the receipt of the Stock Bank stock from depositors in exchange for ownership interests in the MHC, there will be no gain or loss recognized for the New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

15. To the extent the MHC’s basis in the Stock Bank common stock received from depositors in the 351 Transaction will be the same as the basis of such property in the hands of depositors immediately prior to the 351 Transaction, as allowed by the Code, such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

16. To the extent the MHC’s holding period for the Stock Bank common stock received from depositors in the 351 Transaction will include the period during which such stock was held by depositors, as allowed by the Code, such holding period will be the same for the New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

17. To the extent the MHC will recognize no gain or loss under the Code upon the transfer of the Stock Bank common stock to the Holding Company in constructive exchange for the Holding Company stock in the Secondary 351 Transaction, there will be no gain or loss recognized for the New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

18. To the extent the Holding Company will recognize no gain or loss under the Code on its receipt of the Stock Bank common stock in constructive exchange for the Holding Company stock in the Secondary 351 Transaction, there will be no gain or loss recognized for the New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

19. To the extent the MHC’s basis in the Holding Company common stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock transferred, as allowed by the Code, such holding period will be the same for the New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

20. To the extent the MHC’s holding period in the Holding Company common stock received will include the period which it held the Stock Bank common stock, as allowed by the Code, provided that such property was a capital asset on the date of the exchange, such holding period will be the same for the New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

21. To the extent the Holding Company’s basis in the Stock Bank common stock received from the MHC in constructive exchange for the Holding Company stock will equal the basis of the Stock Bank common stock of the MHC in that stock immediately before the Secondary 351 Transaction, as allowed by the Code, such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

22. To the extent the Holding Company’s holding period for the Stock Bank common stock received from the MHC in the Secondary 351 Transaction will include the period that the Mutual Holding Company held, or is deemed to have held that stock, as allowed by the Code, such holding period will be the same for the New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

23. To the extent the holding period of the common stock purchased pursuant to the exercise of subscription rights, as allowed by the Code, shall commence on the date on which the right to acquire such stock was exercised. It’s more likely than not that the basis of the Holding Company common stock to its stockholders under the Code will be the purchase price thereof, such treatment will be the same for New Jersey Corporation Business Tax. (N.J.R.S. §54:10A-4(k)).

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Since this letter is provide in advance of the closing of the Reorganization, we have assumed that the Reorganization will be consummated. Any change to the Reorganization could cause us to modify the opinion expressed herein.

Our opinion is limited to New Jersey income tax matters described above and does not address any other New Jersey tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the New Jersey tax laws. These laws are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on New Jersey, and there can be no assurance, and none is hereby given, that New Jersey will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by New Jersey.

We are furnishing this opinion in connection with the Reorganization and it may not be relied upon by any other person or entity or referred to in any document without our express written consent. We also consent to the use of this opinion as an exhibit to the Bank’s Notice of Intent to Convert, as filed with the Federal Deposit Insurance Corporation, as an exhibit to the Holding Company’s and the MHC’s Application on Form FR Y-3 as filed with the Board of Governors of the Federal Reserve System, and as an exhibit to the Holding Company’s Registration Statement on Form S-1, as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in such filing under the captions “The Reorganization and Offering – Material Income Tax Consequences” and “Legal and Tax Matters,” and to the summarization of our opinion in such Prospectus.

Very truly yours,

Steven Babitts
Certified Public Accountant